UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010 (May 29, 2010)

SHENGTAI PHARMACEUTICAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51312 (Commission File Number)	54-2155579 (IRS Employer Identification No.)

Changda Road East Development District, Changle County Shandong, PRC (Address of principal executive offices)	262400 (Zip Code)

Registrant’s telephone number, including area code: 011-86-536-6295802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 29, 2010, Mr. Changxin Li resigned from his position as a director and a member of each of the Audit Committee and the Compensation Committee of the Board because of personal reasons.  The Board of Directors accepted his resignation on June 1, 2010. We provided Mr. Li with a copy of this disclosure before its filing with the SEC. We requested that Mr. Li provide us with a letter stating whether or not he agrees with the above statements, and we received a letter from Mr. Li stating that he agrees with the above statements.  A copy of his letter is filed as an exhibit to this report.

On June 1, 2010, Mr. Yaojun Liu was appointed as a director, Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating/Corporate Governance Committee. Mr. Liu meets the criteria of an “audit committee financial expert” as set forth under the applicable rules of the SEC.

On June 1, 2010, Mr. Fei He was appointed as a director, Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating/Corporate Governance Committee.

On June 1, 2010, Mr. Winfred Lee, our existing director, was appointed as Chairman of the Nominating/Corporate Governance Committee of the Company. Mr. Lee has been a Director of the Company since June 22, 2007 and is a member of the Company’s Audit Committee and the Compensation Committee.

Item 8.01 Other Events

On June 1, 2010, the Board of Directors decided to establish a Nominating/Corporate Governance Committee and appointed Messrs. Winfred Lee (Chairman), Yaojun Liu and Fei He as members of the Nominating/Corporate Governance Committee. The Board of Directors adopted the Charter of the Nominating/Corporate Governance Committee, which is filed as an exhibit to this report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

99.1	Letter dated June 4, 2010 from Changxin Li to the Company.
99.2	Charter of the Nominating/Corporate Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHENGTAI PHARMACEUTICAL, INC.

Dated: June 4, 2010
By: /s/ Qingtai Liu
Name: Qingtai Liu
Title: Chief Executive Officer